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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 23, 2002
Date of Report (Date of earliest event reported)

CenterSpan Communications
(Exact Name of Registrant as Specified in Charter)

Oregon	0-25520	93-1040330
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7175 NW Evergreen Parkway #400, Hillsboro, Oregon 97124-5839
(Address of principal executive offices, including Zip Code)

(503) 615-3200
(Registrant's telephone number, including area code)

Item 5. Other Events

  (a)
  Plan to Reduce Cash Utilization

        The Company today put into effect a plan to reduce cash utilization by approximately $1.5 million per quarter starting in the fourth quarter of 2002. The Company used approximately $4.1 million of cash in the second quarter of fiscal 2002 and expects to use approximately the same amount of cash for the third quarter of fiscal 2002. The reduction in cash expenditures will result from reductions in the Company's discretionary spending, primarily for advertising and marketing activities, and reductions in personnel to reflect the Company's shift in focus from product development to sales and operations.

  (b)
  Litigation

        The Company and its Chief Executive Officer, Frank G. Hausmann, and President and Chief Operating Officer, Steven G. Frison, have been named defendants in litigation filed on August 22, 2002 in the Circuit Court of Oregon for Multnomah County (Kenneth Centner and Mark Finsley v. CenterSpan Communications Corporation, an Oregon Corporation, Frank G. Hausmann, and Steven Frison, Case No. 0208-08460). The complaint was filed by two former non-executive employees alleging intentional and reckless misrepresentation with respect to their offers of employment and subsequent terminations and seeking damages of $1 million per employee for economic loss and $2 million per employee for emotional distress and injury to reputation. The Company believes the suit is without merit and intends to vigorously defend this action. The Company does not believe that this litigation will have a material adverse effect on its financial condition or results of operations.

        This Current Report on Form 8-K contains forward looking statements regarding the Company's prospects, plans to reduce cash utilization, results of litigation, and future results of operations and financial condition. We cannot guarantee any of the forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many factors could cause actual results to differ materially from those in the forward-looking statements, including the following factors: the effects of the slow-down in the general economy and in the high technology sector; customer satisfaction with our C-StarOne CDN service; the unpredictability of litigation; and other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2001 and other periodic filings. The Company undertakes no obligation to update any forward-looking statements.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERSPAN COMMUNICATIONS CORPORATION
Dated: August 29, 2002
	By	/s/ MARK B. CONAN Mark B. Conan Vice President of Finance and Administration

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  Item 5. Other Events
SIGNATURE